Exhibit (h)(1)

ADMINISTRATION AGREEMENT

THIS AGREEMENT is made November 12, 2004, by and between BISYS FUND SERVICES OHIO, INC. (“BISYS”), an Ohio corporation; U.S. Trust Company, N.A. (“U.S. Trust”), a national banking association; and, individually and not jointly, each of Excelsior Funds, Inc., Excelsior Tax-Exempt Funds, Inc. and Excelsior Funds Trust, the first two of which are Maryland corporations and the latter of which is a Delaware statutory trust (each, the “Trust”).

WHEREAS, each Trust is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, each Trust desires to retain U.S. Trust as the administrator of the Funds (the “Administrator”) and BISYS as the sub-administrator of the Funds (the “Sub-Administrator”) (collectively, the Administrator and Sub-Administrator shall be referred to as the “Administrators”) to perform fund administration services for the Trust and each investment portfolio of the Trust, as now in existence and listed on Schedule D, or as hereafter may be established from time to time (individually referred to herein as the “Fund” and collectively as the “Funds”);

WHEREAS, the Administrators are willing to perform such services on the terms and conditions set forth in this Agreement; and

WHEREAS, the parties hereto wish to enter into this Agreement in order to set forth the terms under which the Administrators will perform the services set forth herein for the Trust.

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the parties hereto agree as follows:

1. Retention of the Administrators/ Responsibilities of the Admninistrators.

(a) This Agreement constitutes a separate and distinguishable agreement between BISYS, U.S. Trust and each Trust. The Agreement has been structured as a single document for convenience only. The representations, warranties, duties and obligations of each Trust hereunder are several, not joint. The representations, warranties, duties and obligations of the Administrators to each Trust are separate and do not inure to another Trust. For purposes of this Agreement, references to Trust shall mean to each Trust on an individual basis. No Trust shall be responsible for the actions (or inactions) of another Trust.

(b) The Trust hereby appoints U.S. Trust as the administrator of the Funds and BISYS as the sub-administrator of the Funds to provide the services set forth herein. The Administrators hereby accept such appointment and agree to provide such services. In the event the Trust establishes one or more Funds with respect to which it wishes to appoint the Administrators as administrators hereunder, the Trust may do so by delivering an amended Schedule D to the Administrators, at which time this Agreement shall be in full force and effect with respect to such a Fund. The Administrators shall, for all purposes herein, be deemed to be independent contractors and, except as otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or the Funds in any way, and shall not be deemed an agent of the Trust or any Funds.

(c) The rights and obligations of each of the Administrators are several, not joint. Neither Administrator shall be responsible for the performance of the duties and responsibilities of the other, nor shall one Administrator accede to the rights of the other, the remedies of the other hereunder, or be liable for the actions of the other.

(d) U.S. Trust will have general oversight responsibility of the activities to be performed by BISYS under this Agreement. U.S. Trust will assist BISYS in obtaining such information from the Trust and the Trust’s service providers as BISYS may reasonably require in order to provide the services hereunder. In addition, U.S. Trust shall perform such other administrative services to the Trust, to the extent not provided by BISYS hereunder, as may be agreed from time to time between U.S. Trust and the Trust. Other than its oversight function, U.S. Trust shall not be responsible for the performance of any of the responsibilities of BISYS under this Agreement.

2. Responsibilities of BISYS as the Sub-Administrator.

BISYS shall perform the sub-administration services set forth in Schedule A. BISYS agrees to perform the services described herein in accordance with the service standards set forth in Schedule B BISYS shall perform such other sub-administration services, and furnish such other reports, for U.S. Trust and the Funds that are mutually agreed upon by the parties from time to time, for which the Trust or U.S. Trust will pay BISYS the amounts agreed upon between them.

BISYS may, at its expense, utilize agents in its performance of its services; provided, however, that (i) the approval of the Board of Trustees of the Trust (the “Board”) shall be required to establish an arrangement in which a sub-agent of BISYS acts as sub-administrator (a “Sub-Agent”); and (ii) any agent (including any Sub-Agent) retained by BISYS shall be the agent of BISYS and not the agent of U.S. Trust or the Trust and BISYS shall be fully responsible for the acts of any such agent (or Sub-Agent) and shall not be relieved of any of its responsibilities hereunder by the appointment of such agent (or Sub-Agent). In the event that a Sub-Agent is retained by BISYS at the request or instruction of the Trust or U.S. Trust, the foregoing shall not apply to the extent it is inconsistent with any written agreement(s) entered into by the parties with respect to such arrangement.

3. Allocation of Charges and Expenses.

Each of the Administrators shall bear its own expenses in connection with the performance of its duties and responsibilities hereunder, except as expressly provided herein. Each Administrator shall also furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. Each Administrator shall also provide all services and items which it is obligated to provide under this Agreement, and furnish at its own expense the staff, facilities and other overhead items incidental to such services and items. The Administrators each shall pay all compensation, if any, of officers of the Trust who are its own officers, employees or directors or who are officers employees or directors of its affiliated entities. Unless otherwise specifically provided herein, the Administrators shall not be obligated to pay the compensation of any employee or agent of the Trust (who is not an officer employee or director of the Administrator or its affiliated entities) retained by the Board.

The Administrators shall not be required to pay or cause to be paid any other expenses incurred in the operation of the Funds that are not otherwise allocated herein (or subject to another contractual arrangement between the parties), including, without limitation, Fund organization costs, taxes, expenses for Fund legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming shares of beneficial interest in the Funds (“Shares”), the cost of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrators or any affiliate of the Administrators, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

4. Compensation of the Administrators

(a) The Trust shall pay each Administrator for its respective services to be provided under this Agreement the fees set forth in the combined fee schedule (“Combined Fee Schedule”) set forth in Schedule C. A portion of the total fee paid by the Trust pursuant to the Combined Fee Schedule shall be allocated separately to U. S. Trust and to BISYS as set forth in Schedule C. With respect to BISYS, the Combined Fee Schedule sets forth the aggregate fees to be paid by the Trust to BISYS for its services hereunder and under that certain Fund Accounting Agreement between BISYS and the Trust dated the date hereof, and shall remain in effect hereunder in the event of the termination of the Fund Accounting Agreement. If the Trust informs BISYS, prior to the completion of the Initial Term (as defined below) or any Rollover Period (as defined below), that it would elect to renew one agreement but not the other, the parties agree to negotiate in good faith a mutually acceptable fee schedule for such agreement, to become effective for the forthcoming Rollover Period. For purposes of determining fees, the value of each Fund’s net assets shall be computed in accordance with the terms of the Fund’s Prospectus.

In addition, the Trust shall also reimburse each of the Administrators for all of its reasonable out-of-pocket expenses, including, but not limited to, travel and lodging expenses incurred by officers and employees of the Administrators in connection with attendance at Board meetings and any other meetings for which such attendance is requested by the Trust, or as agreed upon by the parties.

(b) If this Agreement becomes effective subsequent to the first day of a month or terminates in accordance with its terms before the last day of a month, the Administrators’ compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth on the Combined Fee Schedule.

(c) All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5. Term.

(a) The parties shall cooperate and coordinate to cause the conversion of the Funds to BISYS’ systems on or about December 13, 2004 (the “Effective Date”). Upon the Effective Date, the services, compensation and expense provisions of this Agreement shall become fully effective. This Agreement shall continue in effect for a period of three (3) years from the Effective Date, until December 12, 2007 (the “Initial Term”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”). This Agreement may be terminated (i) by provision of a written notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be, or (ii) for “cause,” as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. During the Initial Term, subject to the payment of liquidated damages under Section 5(d), the Trust may terminate this Agreement upon sixty (60) prior written notice by acknowledging in such notice that the liquidation damages provisions in Section 5(d) are applicable to such termination.

(b) For purposes of this Section 5, “Cause” shall mean (a) a material breach of this Agreement, including a material breach of any representations and warranties contained herein, that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 (Bankruptcy) of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust’s failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

(c) Notwithstanding the foregoing termination provisions, following any such termination, in the event that an Administrator in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect; provided, however, that in cases where the Trust is permitted to terminate this Agreement, if the Trust requests in advance that BISYS continue to provide some but not all of its services on a temporary or interim basis after the termination, the parties will negotiate in good faith to agree upon the specific services and the term and fee schedule for such services. Fees and out-of-pocket expenses incurred by one of the Administrators but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. In the event of a termination other than a termination for cause, BISYS shall be entitled to collect from the Trust, in addition to the fees and expenses provided in Sections 3 and 4 of this Agreement, the amount of all of BISYS’ reasonable cash disbursements in connection with BISYS’ activities in effecting such termination, including without limitation, the delivery to the Trust, U.S. Trust, and/or other parties of the Funds’ property, records, instruments and documents.

(d) If, during the Initial Term of this Agreement, for any reason other than (i) non-renewal, (ii) mutual agreement of the parties, or (iii) “cause” for termination of BISYS hereunder, BISYS’ services are terminated hereunder, BISYS is replaced as an Administrator, or if a third party is added to perform a substantive portion of the sub-administration services to be provided by BISYS under this Agreement (excluding any Sub-Agent appointed as provided in Section 2 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during (x) the next twelve (12) months or (y) if less than twelve (12) months remain until the end of the Initial Term, the number of months remaining in the Initial Term, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average fees payable to BISYS monthly during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

In the event the Trust or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the Initial Term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide administration services consistent with this Agreement to the successor fund or funds, if any; provided, however, that the liquidated damages provision shall not be applicable to liquidations of individual Funds which may occur from time to time for legitimate economic or regulatory reasons; nor shall such liquidated damages provision be applicable to Funds that are established subsequent to the date of this Agreement through a reorganization or other transaction in which the assets of such Fund are initially acquired or otherwise transferred from an investment vehicle other than the one of Trusts.

The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

6. Standard of Care; Uncontrollable Events; Limitation of Liability.

Each of the Administrators shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Trust for any action taken or omitted by it in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of each of the Administrators shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against either Administrator hereunder.

Each of the Administrators shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust’s reasonable request, or with respect to BISYS, upon the Trust’s or U.S. Trust’s reasonable request, each of the Administrators shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, neither of the Administrators assumes any responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond an Administrator’s reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, each Administrator shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

Each of the Administrators shall provide the Trust, and BISYS shall provide U.S. Trust, at such times as the Trust or U.S. Trust may reasonably request, copies of reports rendered by independent public accountants on its internal controls and procedures relating to the services provided by it under this Agreement.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER ADMINISTRATOR, ITS AFFILIATES OR ANY OF ITS OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7. Legal Advice.

BISYS may request, from time to time, that the Trust discuss with BISYS the legal acceptability under the federal securities laws or relevant state laws of certain actions or activities which the Trust be engaged in and which BISYS may reasonably determine may involve BISYS’ responsibilities and duties pursuant to this Agreement. In responding to such inquiries, the Trust may provide BISYS with reasonable access to counsel to the Funds to discuss such matters.

As to the services to be provided hereunder, this Agreement sets forth the terms and conditions under which the services described herein are to be performed. To the extent of any inconsistency between this Agreement and any description, if any, of the services to be provided hereunder that may be contained the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds, BISYS may rely on the description contained in that prospectus or Statement of additional information.

8. Instructions / Certain Procedures, etc.

The Administrators shall each be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by a duly authorized person on behalf of the Trust. Unless the Administrator is otherwise aware, the Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of actual notice thereof from the Trust.

The Administrators may rely conclusively upon the terms of the relevant then-current Prospectus and Statement of Additional Information of the Funds as to the matters disclosed or described therein unless the Administrator receives written instructions to the contrary in a timely manner from the Trust.

9. Indemnification.

The. Trust agrees to indemnify and hold harmless each of the Administrators, severally and not jointly, and its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses including reasonable investigation expenses (collectively, “Losses”) resulting directly and proximately from that Administrator’s performance of services under this Agreement or based, if applicable, upon that Administrator’s’ reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to the Administrator by the. Trust, or other authorized agents of the Trusts with which the Administrator must interface in providing services; provided that this indemnification shall not apply to actions or omissions of an Administrator involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

Each of the Administrators shall, severally and not jointly, indemnify, defend, and hold the Trust, and its directors, officers, agents and nominees harmless from and against Losses resulting directly and proximately from that Administrator’s willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made on the merits by a court or other tribunal of competent jurisdiction that the indemnified party is not entitled to indemnification hereunder. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party together with all facts pertinent to the situation, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be withheld or delayed unreasonably. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and does not express, imply or impute fault to the indemnified party. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

10. Record Retention and Confidentiality.

BISYS shall keep and maintain all books and records which are customary or which are required to be kept in connection with BISYS’ services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. BISYS further agrees that all such books and records shall be the property of the Trust. BISYS shall surrender such documents promptly to the Trust or to U.S. Trust on request, and made available for inspection by the Trust, U.S. Trust or by the Commission upon demand.

BISYS shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by a court, governmental agency or entity or by a self-regulatory organization registered under the Securities Exchange Act of 1934, or (iv) as requested or authorized by U.S. Trust or the Trust (including pursuant to its policies and procedures). BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) – (iii) of the previous sentence, to the extent reasonably practicable.

With respect to any category of administration services that BISYS performs jointly with U.S. Trust, U.S. Trust shall provide clear instructions as to the scope of the specific services to be provided by BISYS; the commencement date (and, if applicable, termination date) for rendering such services; and the location (i.e. whether at the offices of U.S. Trust or BISYS) where the books and records related thereto shall be maintained.

11. Return of Records.

Each of the Administrators shall promptly upon the Trust’s demand, and the Sub-Administrator shall promptly upon the Administrator’s demand, turn over to the Trust or the Administrator (as the case may be) and cease to retain the files, records and documents created and maintained by it pursuant to this Agreement which are no longer needed by it in the performance of its services or for its legal protection.

12. Representations and Warranties of the Trust.

The Trust represents and warrants to the Administrators that:

(a)	The Trust is a trust duly incorporated and validly existing under the laws of its state of organization, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

(b)	It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

(c)	It is in compliance in all material respects with all laws and regulations applicable to its business and operations;

(d)	This Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

13. Representations and Warranties of each of the Administrators.

Each Administrator, severally and not jointly, represents and warrants to the Trust that:

(a) It is a corporation duly incorporated and validly existing under the laws of the state of its organization, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

(b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

(c) It is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to it in connection with its services hereunder;

(d) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data and its’ equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; (e) This Agreement has been duly authorized by it and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; and

(e) it will maintain sufficient and experienced personnel and an adequate infrastructure to enable it to perform its obligations hereunder.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY THE ADMINISTRATORS ARE COMPLETELY DISCLAIMED.

14. Insurance.

Each Administrator shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, each Administrator shall provide evidence that coverage is in place. Each Administrator shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. Each Administrator shall notify the Trust promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by the Administrator under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

15. Information to be Furnished by the Trust.

The Trust will furnish to the Administrators the following upon request:

(a) A copy of the Declaration of Trust or Articles of Incorporation of the Trust and any amendments thereto;

(b) A copy of the Trust’s By-laws and any amendments thereto;

(c) A copy of the resolutions of the Board regarding (i) approval of this Agreement and authorization for the Trust to instruct the Administrators hereunder; and (ii) authorization of the Administrators to act as administrators for the Trust; and

(d) A certified list of all officers of the Funds, and any other persons together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct the Administrators in all matters. Any delay in delivery of this list shall not relieve the Administrator of any actual knowledge it may possess of any change in authority of persons authorized to provide instructions to the Administrator.

16. Information Furnished by the Administrators.

Each Administrator will furnish to the Trust upon request, evidence of the following:

(a) Approval of this Agreement by the Administrator, and authorization of a specified officer of the Administrator to execute and deliver this Agreement; and

(b) Authorization of the Administrator to act as -Administrator for the Funds.

17. Compliance with Laws.

Except for information which is the obligation of the Administrators hereunder, and except as provided in the services listed in the schedules hereto which call for information to be provided by BISYS for inclusion in the Prospectus, the Trust assumes full responsibility for the preparation, contents, and distribution of each Prospectus of the Funds in compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. Subject to any obligations herein with respect to services related to “blue sky” filings, the Administrators shall have no obligation to take cognizance hereunder of laws relating to the sale of Shares. The Trust represents and warrants that all Shares of the Funds that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

To assist the Trust in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Trust, “Sarbanes-Oxley”), BISYS will internally establish and maintain controls and procedures (“internal controls”) that are reasonably designed to ensure that information prepared or maintained in connection with the sub-administration services provided by BISYS hereunder is properly recorded, processed, summarized, or reported by it and its affiliates on behalf of the Trust so it may be included in financial information certified by Trust officers (“Certifying Officers”) on Form N-CSR (“Reports”). In addition, such internal controls shall be designed to ensure that fund accounting information that is the responsibility of BISYS hereunder is properly (a) recorded, processed, summarized, and reported by it within the time periods specified in the Commission’s rules and forms and corresponding disclosure controls and procedures of the Funds (“Fund DCPs”), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs. If requested by Certifying Officers with respect to a fiscal period during which the BISYS has served as fund accounting agent, it will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to its services, solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by it, and as to its internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate). In rendering such sub-certifications concerning Trust Reports, BISYS may (a) limit its representations to information prepared, processed and reported by it; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trust, including all Other Service Providers to the Trust, and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Trust’s Investment Adviser(s) and custodian; and (c) assume that the Trust has selected the appropriate accounting policies for the Fund(s).

18. Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to U.S. Trust Company, N.A., to 225 High Ridge Road, Stamford, Connecticut, 06905, Attn: Agnes Mullady; if to the Trust, to Alexandra Poe, 114 West 47th Street, New York, NY 10036; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

19. Assignment.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 19 shall not limit or in any way affect BISYS’ right to appoint a Sub-Agent pursuant to Section 2 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. For purposes of this Section 19, with respect to U.S. Trust as Administrator, an “assignment” shall be defined in the manner defined in the 1940 Act.

20. Governing Law.

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

21 Activities of Administrators.

The services of the Administrators rendered to the Trust hereunder are not to be deemed to be exclusive. Each Administrator is free to render such services to others and to have other businesses and interests.

22. Privacy.

Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to the Administrators, or collected or retained by the Administrator in the course of performing its duties as administrator, shall be considered confidential information. The Administrator shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of the Administrator involved in servicing the Funds except at the direction of the. Trust or the Funds or as required or permitted by law. Each Administrator represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Funds. The. Trust represents to the Administrators that the Trust has adopted a Statement of its privacy policies and practices as required by the Commission’s Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

23. Miscellaneous.

(a)	Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)	This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c)	This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d)	No amendment to this Agreement shall be valid unless made in writing and executed by each of the parties hereto.

(e)	If the Trust is a Delaware Trust, it is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Declaration of Trust.

*            *            *            *             *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

U.S. TRUST COMPANY, N.A.

By:	/s/ Agnes Mullady
Name:	Agnes Mullady
Title:	Senior Vice President

BISYS FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

EXCELSIOR FUNDS, INC.
in its own capacity and on behalf of each of its Funds

By:	/s/ Mary Martinez
Name:	Mary Martinez
Title:	President

EXCELSIOR TAX-EXEMPT FUNDS, INC.
in its own capacity and on behalf of each of its Funds

By:	/s/ Mary Martinez
Name:	Mary Martinez
Title:	President

EXCELSIOR FUNDS TRUST
in its own capacity and on behalf of each of its Funds

By:	/s/ Mary Martinez
Name:	Mary Martinez
Title:	President

SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

BETWEEN EACH OF EXCELSIOR FUNDS, INC. EXCELSIOR TAX-EXEMPT

FUNDS, INC. AND EXCELSIOR FUNDS TRUST,

U.S. TRUST AND BISYS FUND SERVICES OHIO, INC.

SUB-ADMINISTRATION SERVICES TO BE PROVIDED BY BISYS

1.	Calculate contractual Trust expenses and make and control all disbursements for the Trust, subject to review and approval of an officer of the Trust or other authorized person including administration of director and vendor fees and compensation on behalf of the Trust, and as appropriate. Calculate all capital gain and distribution information relating to the Funds and its shareholders;

2.	Prepare, subject to review by counsel to the Trust, (i) the annual update to the Trust’s registration statement on Form N-1A, (ii) other amendments to the Trust’s registration statement and supplements to its Prospectus and Statement of Additional Information, and (iii) Notices of Annual or Special Meetings of shareholders of the Trust and proxy materials relating thereto, and file any of the foregoing with the Securities and Exchange Commission (the “SEC”) upon the request of U.S. Trust or the Trust or counsel to the Trust;

3.	Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Trust as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares in the Trust (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;

4.	Coordinate and prepare, with the assistance and approval of U.S. Trust, counsel and officers, drafts of communications to shareholders of record of the Funds (“Shareholders”), including the annual report to Shareholders; prepare drafts of the certified semi-annual report for each Fund; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Trust’s Form N-SAR; and file all required notices pursuant to Rule 24f-2;

In connection with the foregoing, The Trust shall assist and cooperate with BISYS (and shall use its best efforts to cause its officers, investment advisers and other service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of the Trust’s Form N-CSR, including Trust financial statements, so that BISYS may submit a draft Report to the Trust’s Disclosure Controls and Procedures Committee (“Fund DCP Committee”) prior to the date the relevant Report is to be filed. The Certifying Officers and the Chief Legal Officer (if any) of the Trust shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for each Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee at least 10 days prior to the date the relevant report is to be filed. At the request of the Trust or its Certifying Officers, BISYS shall provide reasonable administrative assistance to the Trust in connection with obtaining service provider sub-certifications, SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents. The Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by BISYS in this Agreement, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Trust’s investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by BISYS (in order to print, distribute and/or file the same hereunder), (b) evaluation of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report, and (c) ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws;

5.	Coordinate the distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies in connection with the annual meeting of Shareholders each year, if one is held;

6.	Administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser, distributor, custodian, transfer agent and fund accountant;

7.	Coordinate with the Trust’s transfer agent with respect to the payment of dividends and other distributions to Shareholders;

8.	Calculate performance data of the Funds for dissemination to information services covering the investment company industry;

9.	Prepare and file the Trust’s tax returns, including federal, state, local and excise tax returns, issue all tax-related information to shareholders, including IRS Form -1099 and other applicable tax forms;

10.	Assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds’ semi-annual and annual reports to Shareholders;

11.	Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure, and provide consultation related to legal and regulatory aspects of the establishment, maintenance, and liquidation or dissolution of Funds;

12.	Obtain and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with Rules 17g-1 and 17d-1 under this 1940 Act at the expense (except as otherwise provided in the Agreement) of the Trust and Funds and file the fidelity bonds and any notices with the SEC as required under the 1940 Act, to the extent such bonds and policies are approved by the Board;

13.	Monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested;

14.	Perform required additional administrative services and functions of the Trust and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust’s or such Fund’s investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement or fund accounting agreement as specifically agreed between the parties;

15.	Maintain corporate records on behalf of the Trust, including, but not limited to, minute books, the Articles of Incorporation/Declarations of Trust and By-Laws for the Trust;

16.	Assist the Trust in developing portfolio compliance procedures for each Fund, and provide daily and periodic compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with investment restrictions imposed by the 1940 Act, each Fund’s investment objective, defined investment policies, and restrictions, tax diversification, and distribution and income requirements, provided such are determinable based upon the Fund’s accounting records. In connection with the foregoing, review quarterly compliance reports that are prepared by the investment adviser(s), and notify appropriate Fund officers and advisor of mark-to-market issues pursuant to Board-approved procedures. BISYS will also provide the Board with quarterly results of compliance reviews;

17.	Coordinate the implementation of service arrangements covered by Shareholder Service Plans adopted by the Board with the financial institutions that serve, or propose to serve, as shareholder services agents thereunder (“Shareholder Service Agents”); review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; coordinate and assist in the Trust’s execution and delivery of Shareholder Service Agreements; report to the Board regarding amounts paid under Shareholder Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing;

18.	Provide assistance and guidance to the Trust with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may effect the Trust, and assisting in strategic planning in response thereto; assisting the Trust and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Trust in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to SEC inspections includes (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with Fund management and portfolio managers to provide status updates. In addition, BISYS will provide appropriate assistance with respect to audits conducted by the Fund’s independent accountants including compiling data and other information as necessary;

19.	Manage the preparation for Board meetings by (i) coordinating Board book production and distribution, (ii) subject to review and approval by the Trust and its counsel, preparing Board agendas and minutes, (iii) preparing the relevant sections of the Board materials required to be prepared by BISYS, (iv) assisting to gather and coordinate special materials related to annual contract renewals and approval of rule 12b-1 for and as directed by the Trustees or fund counsel plans and related matters, (v) attending Board meetings and recording the minutes, and (vi) performing such other Board meeting functions as shall be agreed by the parties in writing. BISYS shall provide U.S. Trust or the Board with such reports regarding investment performance as they may reasonably request, but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities;

20.	Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust shall request and the parties shall agree in writing;

21.	Coordinate formulating and filing of the Funds’ voting records (as approved by the investment adviser) on Form N-PX;

22.	File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year;

23.	Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment adviser(s), as requested;

24.	Oversee/coordinate Trustee compensation;

25.	Prepare and distribute Trustee/Officer Questionnaires, review completed Questionnaires and resolve any open issues with the Trust and counsel;

26.	Review proxy statements prepared by counsel;

27.	Prepare and file amendments to the Declaration of Trust/Articles of Incorporation as necessary; and

28.	Prepare amendments to the By-Laws.

SCHEDULE B

TO THE ADMINISTRATION AGREEMENT

BETWEEN EACH OF EXCELSIOR FUNDS, INC. EXCELSIOR TAX-EXEMPT

FUNDS, INC. AND EXCELSIOR FUNDS TRUST,

AND U.S. TRUST AND BISYS FUND SERVICES OHIO, INC.

SERVICE STANDARDS FOR BISYS

Pursuant to Section 2 of this Agreement, BISYS has agreed to perform the services described in this Agreement in accordance with the service standards set forth on the following pages of this Schedule B. The parties agree that such service standards may be revised, from time to time, by mutual agreement.

Each of the service standards will be monitored by BISYS. In the event BISYS fails to meet a service standard in any particular month, BISYS agrees to take appropriate corrective measures within the following month in order to be in compliance with the appropriate standard at the end of such month; provided, however, that the foregoing requirement shall not apply in those instances in which BISYS’ failure to meet a service standard was due to circumstances beyond its control.

In the event BISYS fails to meet any one “Tier 1” item or any three “Tier 2” items, as identified within the service standards set forth on the following pages of this Schedule B, (except for any failure due to circumstances beyond its control) in three consecutive months, the fee payable to BISYS hereunder shall be reduced retroactively by five percent (5%) or such lower amount as the parties shall agree upon for the third of those three months. If such failure occurs in four or more consecutive months, the fee payable to BISYS hereunder shall be reduced retroactively by ten percent (10%) or such lower amount as the parties shall agree upon for the fourth of those months and each successive month until such failure is satisfactorily remedied. These provisions do not limit any right of termination that the Trust may have under the Agreement.

TIER 1

ITEM	STANDARD
Monthly Compliance Reports
SEC Compliance Check	Completed review 10 business days after receipt of Fund Accounting source reports.

IRS Compliance Check	Completed review 10 business days after receipt of Fund Accounting source reports.

Officer Review	Review and provide summary of SEC and IRS compliance checks completed 5 business days after receipt of compliance checks.

TIER 2

ITEM	STANDARD
Quarterly Broker Allocation Letters	Sent 2 business days after receipt of Fund Accounting fiscal quarter-end reports.

Quarterly IRS Qualification Letters	Sent 10 business days prior to tax quarter-end.

Quarterly Custodian Representation Letter	Sent 10 business days after fiscal quarter-end or as otherwise agreed upon with Board.

Board Meetings

Mailing of Board Meeting Materials	One week prior to meeting date, provided BISYS has received timely notice of such meeting.

Preparation of Board Meeting Minutes	Circulate draft 60 days after Board Meeting.

Include in Board Book for subsequent meeting.

Shareholder Meetings/Proxy Statements

Initial Set-up of Proxy Solicitation with Tabulator/Mailing Agent	7 business days prior to record date.

Completion of Mailing with Proxy Solicitor	By established mail date.

Blue Sky Notifications

State Renewal Notifications - Forms and filing fees are required annually to extend the registration of the fund in the states. State rules determine the renewal periods. As a result, all funds may have renewal filings due throughout the year.	Notification filed with the state prior to expiration.

Sales Reporting Notification - A sales report is a notice filing that reflects the sales of a fund in a state. All states do not require sales reports. If a sales report is required, the state rules dictate the filing period.	Notification filed with the state prior to expiration.

TIER 2 (continued)

ITEM	STANDARD
Annual Audit - State registrations are audited annually. The audit is performed 60 days before the expiration of the state registration. Only funds that have a renewal within the next 60 days will be audited.	Audit performed 15 days prior to expiration.

NASD

Initial Advertising and Sales Literature Review	2 business days after receipt of information from client unless otherwise specified.

Communication of NASD Comments to Client	Within 2 days of receipt of comments from NASD.

These service standards are subject to all of the terms of this Agreement (including, without limitation, Standard of Care (Section 6).

The required Standard (performance level) associated with a Function will be measured by dividing the total number of times that Function was correctly performed during the month by the total number of times that Function occurred during the month.

For purposes of the foregoing, a failure to perform a particular function properly includes only those failures for which BISYS would not be excused and for which BISYS would be responsible under the Agreement (including, without limitation, under Section 6, Standard of Care).

SCHEDULE C

TO THE ADMINISTRATION AGREEMENT

BETWEEN EACH OF EXCELSIOR FUNDS, INC. EXCELSIOR TAX-

EXEMPT FUNDS, INC. AND EXCELSIOR FUNDS TRUST,

AND U.S. TRUST AND BISYS FUND SERVICES OHIO, INC.

COMBINED FEE SCHEDULE FOR FUND ACCOUNTING

AND ADMINISTRATION SERVICES

The Trust shall pay the following fees no later than the fifth day of each month for the services provided under this Agreement and the Fund Accounting Agreement dated as of the date hereof between BISYS and the Trust (the “Accounting Agreement”). The fees are accrued daily and paid monthly:

COMBINED FEE PAID BY THE FUNDS TO ACCOUNTING AGENT AND ADMINISTRATORS

For each Fund listed on Schedule A except the International Funds (defined below) of Excelsior Funds Trust and Excelsior Funds Inc.

Average daily net assets of the Fund	Annual Fee
First $200 million	0.200%
Next $200 million	0.175%
Over $400 million	0.150%

For all International Funds of Excelsior Funds Trust and Excelsior Funds Inc. (the International Funds include : Excelsior Funds Trust: International Equity Fund, and Excelsior Funds, Inc.: International Fund, Pacific/Asia Fund and Emerging Markets Fund):

Average daily net assets of the Fund	Annual Fee
All assets	0.200%

PORTION OF COMBINED FEES PAYABLE TO BISYS

For its services hereunder and under the Accounting Agreement, BISYS shall receive the following amounts. BISYS’ fee shall be paid monthly.

Base Fee

BISYS shall receive a base fee of $100,000 annually.

Asset-based fee

In addition to the Base Fee, BISYS shall receive an asset-based fee at an annual rate based upon the combined aggregate average daily net assets of the Funds:

On Assets up to $13 billion: 1.5 one-hundredths of one percent (0.015%)

(1.5 basis points).

On Assets over $13 billion: 1.25 one-hundredths of one percent (0.125%)

(1.25 basis points).

These asset-based fees are subject to an annual minimum of one million dollars ($1,000,000) in the aggregate for the fund complex.

Additional Fee for Fair Value Support Services

One-time Development Fee, due upon the execution of this Agreement:	$10,000

Annual Fee for Fair Value Support Services provided by BISYS:

For each Fund with less than 200 securities	$5,000
For each Funds with at least 200 securities	$7,500

The Annual Fee is to be billed in respect of each Fund that the Trust designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by BISYS under the Accounting Agreement. The Annual Fee does not include the out of pocket costs incurred by BISYS to Fair Value Information Vendors (such costs shall be incurred at the discounted group rate made available to BISYS clients, if applicable).

Out-of-Pocket Expenses

BISYS shall also be entitled to be reimbursed for its out-of-pocket expenses as set forth in the Administration Agreement and the Accounting Agreement, including, but not limited to, the expenses and miscellaneous charges set forth in Section 5 of the Accounting Agreement.

CPI Escalation

The fixed fees and other fees payable to BISYS that are expressed as stated dollar amounts in this Combined Fee Schedule and in the Agreement shall be increased annually commencing on the one-year anniversary date of the Effective Date by the percentage increase since the Effective Date in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published; provided, however that this adjustment shall be reduced or eliminated to the extent of any increase in the dollar amount of Asset-Based Fee in any calendar year, determined as per above, from the amount of the Asset-Based Fee in the immediately preceding calendar year

PORTION OF COMBINED FEE PAID TO U.S. TRUST

U.S. Trust shall retain that portion of the fee set forth above that is not payable to BISYS

SCHEDULE D

TO THE ADMINISTRATION AGREEMENT

BETWEEN EACH OF EXCELSIOR FUNDS, INC. EXCELSIOR TAX-

EXEMPT FUNDS, INC. AND EXCELSIOR FUNDS TRUST, AND

U.S. TRUST AND BISYS FUND SERVICES OHIO, INC.

FUNDS

Blended Equity Fund

Large Cap Growth Fund

Optimum Growth Fund

Small Cap Fund

Value and Restructuring Fund

Mid Cap Value Fund

Energy and Natural Resources Fund

Real Estate Fund

Equity Income Fund

International Fund

Income Fund

Pacific/Asia Fund

Emerging Markets Fund

Short-Term Government Securities Fund

High Yield Fund

Intermediate-Term Managed Income Fund

Managed Income Fund

Short-Term Tax-Exempt Securities Fund

Intermediate-Term Tax-Exempt Fund

Long-Term Tax-Exempt Fund

New York Intermediate-Term Tax-Exempt Fund

California Tax-Exempt Income Fund

Money Fund

Government Money Fund

Treasury Money Fund

Tax-Exempt Money Fund

New York Tax-Exempt Money Fund

Equity Core Fund

International Equity Fund

Total Return Bond Fund

Equity Fund